Exhibit 99.2

News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Prices $500 Million Securitized Financing Facility

GLENDALE, Calif., March 30, 2023 – Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands” or the “Corporation”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced that it has entered into a purchase agreement (the “Purchase Agreement”) under which two of the Corporation’s indirect, special purpose subsidiaries (the “Co-Issuers”) have agreed to issue and sell Series 2023-1 Class A-2, Fixed Rate Senior Secured Notes (the “New Notes”) in an initial principal amount of $500 million. Under the Purchase Agreement, the New Notes will bear interest at a rate of 7.824% per annum, payable quarterly, and will have an expected repayment date in June 2029.

The New Notes are expected to be issued by the Co-Issuers in a privately placed securitization. The Co-Issuers and their subsidiaries own substantially all of the Applebee’s and IHOP domestic franchising, rental and financing assets and will use the cash flows generated from these assets to make interest and principal payments on the New Notes.

The net proceeds of the sale of the New Notes, along with cash on hand, are anticipated to be used to repay any outstanding amounts under the Corporation’s existing Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes (the “2019-1 Refinancing Notes”) in full and to pay fees and expenses incurred in connection with the issuance of the New Notes. The Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes and the Series 2022-1 Class A-1, Variable Funding Senior Notes are not being refinanced at this time.

As of March 29, 2023, the principal balance of the Series 2019-1 Refinancing Notes was approximately $585 million. As of December 31, 2022, there was $594 million outstanding under the Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes. As of December 31, 2022, there was $100 million outstanding under the Series 2022-1 Class A-1, Variable Funding Senior Notes, and an additional $3.4 million was pledged against the Series 2022-1 Class A-1, Variable Funding Senior Notes for outstanding letters of credit.

The closing of the transactions referenced above is expected to be on or around April 17, 2023, subject to the satisfaction of various closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other security. The New Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands”), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. With over 3,500 restaurants (including 137 Fuzzy’s Taco Shop® franchised restaurants, which have not been contributed to the securitized financing facility) in over 17 international markets and approximately 387 franchisees as of December 31, 2022, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Corporation’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, among other things: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic (including the emergence of variant strains) and its ultimate impact on our business; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.